Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of June 15, 2017 by and among LONESTAR RESOURCES US INC., a Delaware corporation (the “Company”) and BATTLECAT OIL & GAS, LLC, a Texas limited liability company (the “Initial Holder”).

WHEREAS, in connection with the Company’s entry into the Purchase and Sale Agreement (as defined below), the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Initial Holder and each of its transferees and assigns.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. The terms set forth below are used herein as so defined:

“Adverse Effect” has the meaning given to such term in Section 2.03(c).

“Affiliate” means, with respect to a specified Person, directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given to such term in the introductory paragraph.

“Battlecat” means Battlecat Oil & Gas, LLC, a Delaware limited liability company.

“Commission” has the meaning given to such term in Section 1.02.

“Common Stock” means the Class A Voting Common Stock, par value $0.001 per share, of the Company.

“Company” has the meaning given to such term in the introductory paragraph.

“EF Registration Rights Agreement” means that certain Registration Rights Agreement, dated October 26, 2016, between the Company and EF Realisation Company Limited, as amended.

“Effectiveness Deadline” has the meaning given to such term in Section 2.01(a).

“Effectiveness Period” has the meaning given to such term in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing Deadline” has the meaning given to such term in Section 2.01(a).

“Holder” means the Initial Holder and each of its transferees and assigns, in each case, for so long as each such Person is a record holder of any Registrable Securities.

“Initial Holder” has the meaning given to such term in the introductory paragraph.

“Leucadia Registration Rights Agreement” means that certain Registration Rights Agreement, dated August 2, 2016, among the Company, Leucadia National Corporation and Juneau Energy, LLC, as amended.

“Losses” has the meaning given to such term in Section 2.07(a).

“Person” means any individual, corporation, partnership, voluntary association, partnership, joint venture, trust, limited liability partnership, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Piggyback Notice” has the meaning given to such term in Section 2.03(a).

“Piggyback Registration Statement” has the meaning given to such term in Section 2.03(a).

“Preferred Stock Registration Rights Agreement” means that certain Registration Rights Agreement, dated June 15, 2017, by and between the Company and Chambers Energy Management, LP.

“Primary Managing Underwriter” means, with respect to any Underwritten Offering pursuant to Section 2.03, the lead book-running manager of such Underwritten Offering.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement by and between the Company and Battlecat, dated as of May 25, 2017, as amended by that certain Amendment No. 1 to Purchase and Sale Agreement, by and between the same parties, dated as of the date hereof.

“Registrable Securities” means (i) the aggregate number of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock issued to Battlecat pursuant to the Purchase and Sale Agreement and held as of the date hereof and (ii) any shares of Common Stock issued or issuable with respect to any shares described in subsection (i) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Common Stock (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected).

“Registration Expenses” has the meaning given to such term in Section 2.06(b).

“Registration Statement” means a Shelf Registration Statement, Secondary Offering Registration Statement, Piggyback Registration Statement or other registration statement required pursuant hereto, as applicable.

“Secondary Managing Underwriter” means, with respect to any Underwritten Offering pursuant to Section 2.02, the lead book-running manager of such Underwritten Offering.

“Secondary Offering” has the meaning given to such term in Section 2.02(a).

“Secondary Offering Registration Statement” has the meaning given to such term in Section 2.02(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the Amended and Restated Securities Purchase Agreement, dated as of June 15, 2017, by and between the Company and Chambers Energy Capital III, LP, as Initial Investor, and as may be amended from time to time in accordance with terms thereof.

“Selling Expenses” has the meaning given to such term in Section 2.06(b).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Series B Certificate of Designations” means the Certificate of Designations of Lonestar Resources US Inc. relating to Series B Preferred Stock, dated June 15, 2017, as it may be amended from time to time in accordance therewith.

“Series B Preferred Stock” means a series of the Company’s preferred stock, par value of $0.001 per share, designated as “Series B Convertible Preferred Stock,” having the terms set forth in the Series B Certificate of Designations.

“Shelf Registration Statement” has the meaning given to such term in Section 2.01(a).

“Stockholder Meeting” has the meaning set forth in Section 3.5 of the Securities Purchase Agreement; provided, however, that if the Stockholder Meeting has not occurred prior to the next regularly scheduled annual meeting of the Company’s stockholders, such annual meeting shall be deemed the Stockholders Meeting.

“Underwritten Offering” means an offering in which shares of Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security (a) at the time a Registration Statement covering such Registrable Security has been declared effective by the Securities and Exchange Commission (the “Commission”), or otherwise has become effective, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) at the time such Registrable Security has been disposed of pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act; (c) if such Registrable Security is held by the Company or one of its subsidiaries; (d) at the time such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities; or (e) three years after the date hereof.

ARTICLE II.

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) The Company shall prepare and file with the Commission a registration statement under the Securities Act providing for the resale of the Registrable Securities as permitted by Rule 415 of the Securities Act with respect to all of the Holders (the “Shelf Registration Statement”) within two Business Days following the consummation of the Stockholder Meeting (the “Filing Deadline”). The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the Commission as soon as reasonably practicable after the initial filing of the Shelf Registration Statement, but in any event no later than ninety (90) days after the Filing Deadline (the “Effectiveness Deadline”). The Shelf Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders of any and all Registrable Securities covered by such Shelf Registration Statement. The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement filed pursuant to this Section 2.01 to be continuously effective, supplemented and amended to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holders until all Registrable Securities covered by such Shelf Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”). The Shelf Registration Statement when effective (and the documents incorporated therein by reference) shall comply as to form in all material respects with all applicable requirements of the Securities Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As soon as practicable following the date that the Shelf Registration Statement becomes effective, but in any event within two (2) business days of such date, the Company shall provide the Holders with written notice of the effectiveness of the Shelf Registration Statement. Once a Holder’s Registrable Securities become eligible for resale without restriction and without the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, assuming the Holder of such Registrable Securities is not an affiliate (as defined in Rule 144(a)(1) under the Securities Act) of the Company, such Holder may, at any time, request that the Company take such steps as are reasonably necessary to deregister such Holder’s Registrable Securities and in connection therewith, such Holder’s rights under this Agreement shall all be terminated, including without limitation the right to demand an Underwritten Offering and the right to participate in a Piggyback Registration Statement and, further, such Holder shall no longer be subject to any obligations under this Agreement, including specifically but not limited to the obligation to enter into letter agreements with underwriters pursuant to Section 2.02.

(b) Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to any Selling Holder whose Registrable Securities are included in a Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus that is a part of such Shelf Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Shelf Registration Statement) if (i) the Company is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Company determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Shelf Registration Statement or (ii) the Company has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Company, would materially and adversely affect the Company; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Shelf Registration Statement for a period that exceeds an aggregate of forty-five (45) days in any 90-day period or ninety (90) days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.02 Secondary Offering.

(a) Request for a Secondary Offering.

(i) Following the Effectiveness Deadline, if the Holders of a majority of the then outstanding Registrable Securities elect to dispose of all of their Registrable Securities pursuant to an Underwritten Offering, the Company shall, upon the written request by such Holders, use its commercially reasonable efforts to (A) retain underwriters in order to permit such Holders to effect such sale through an Underwritten Offering (a “Secondary Offering”); (B) if a registration statement is not then already available and effective, prepare and file with the Commission a registration statement under the Securities Act providing for a Secondary Offering as permitted by Rule 415 of the Securities Act with respect to such Registrable Securities (a “Secondary Offering Registration Statement”); and (C) cause such Secondary Offering Registration Statement to be declared effective as soon as reasonably practicable after the initial filing thereof. In addition, the Company shall give prompt written notice (including notice by electronic mail) to each other Holder (and to the Holders under the Preferred Stock Registration Rights Agreement, Leucadia Registration Rights Agreement and the EF Registration Rights Agreement) regarding such proposed Secondary Offering, and such notice shall offer such Holders the opportunity to include in such Secondary Offering Registration Statement such number of Registrable Securities as each such Holder may request. Each such notice shall specify, at a minimum, the number and type of securities proposed to be registered, the proposed date of filing of such Secondary Offering Registration Statement with the Commission, the proposed means of distribution, the proposed Secondary Managing Underwriter and other underwriters (if any and if known) and a good faith estimate by the Company of the proposed minimum offering price of such securities (if known). Each such Holder shall make such request in writing to the Company (including by electronic mail) within five (5) business days after the receipt of any such notice from the Company, which request shall specify the number of Registrable Securities intended to be disposed of by such Holder, and, subject to the terms and conditions of this Agreement, including Section 2.02, the Company shall use its reasonable best efforts to include in such Secondary Offering Registration Statement all Registrable Securities held by such Holders.

(ii) The obligation of the Company to retain underwriters shall include the preparation and entry into an underwriting agreement, in customary form, with the Secondary Managing Underwriter and other underwriters, if any, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.07 and customary lock-up provisions for the Company and its directors and officers. The

Company shall take all reasonable actions as requested by the Secondary Managing Underwriter or other underwriters (if any) to expedite or facilitate the disposition of such Registrable Securities, including causing its management to participate in a “roadshow” or similar marketing efforts.

(b) Limitation on Offerings. In no event shall the Company be required hereunder to participate in more than one Secondary Offering pursuant to the terms hereof; provided, that if a Secondary Offering is commenced but terminated prior to the pricing thereof for any reason, the Company shall be required to participate in an additional Secondary Offering pursuant to the terms hereof.

(c) Priority. If in connection with a Secondary Offering pursuant to this Section 2.02, the Secondary Managing Underwriter shall advise the Company that, in its reasonable opinion, the number of securities requested and otherwise proposed to be included in such Underwritten Offering, including pursuant to the Preferred Stock Registration Rights Agreement, EF Registration Rights Agreement or the Leucadia Registration Rights Agreement, exceeds the number that can be sold in such offering without having an adverse effect on the price, timing or distribution of the securities to be offered (an “Adverse Effect”), then the Company shall include in such Underwritten Offering the number of Registrable Securities that such Secondary Managing Underwriter advises the Company can be sold without having such Adverse Effect, with such number to be allocated (i) first, to the Selling Holders, as defined in and pursuant to the Leucadia Registration Rights Agreement, to the Selling Holders, as defined in and pursuant to the Preferred Stock Registration Rights Agreement and to the Selling Holders hereunder, pro rata based on the relative number of Registrable Securities (as defined herein or in the Leucadia Registration Rights Agreement or Preferred Stock Registration Rights Agreement, as applicable) proposed to be offered and sold by such Selling Holders and (ii) second, to the Selling Holders, as defined in and pursuant to, the EF Registration Rights Agreement.

(d) Selection of Secondary Managing Underwriter. In connection with any Secondary Offering under this Agreement, the Secondary Managing Underwriter shall be selected by the Holders holding a majority of the Registrable Securities proposed to be sold in such Underwritten Offering, which underwriter shall be reasonably acceptable to the Company.

(e) Withdrawal. If any Selling Holder disapproves of the terms of a Secondary Offering, such Person may elect to withdraw its request that the Company undertake such offering by written notice to the Company; provided, however, that such withdrawal must be made at a time prior to the time of pricing of such offering. No such withdrawal shall affect the Company’s obligation to pay Registration Expenses, if applicable.

Section 2.03 Piggyback Rights.

(a) Participation. So long as any Holder has Registrable Securities, if the Company proposes to file, whether for its own account or for the account of the Holders, (i) a shelf registration statement (other than a Shelf Registration Statement contemplated by Section 2.01(b)), or (ii) a registration statement (other than a registration statement on Form S-4 or S-8 or any successor forms thereto) (each of (i) and (ii), a “Piggyback Registration Statement”), then the Company shall give prompt written notice (a “Piggyback Notice”) (including notice by electronic mail) to each Holder regarding such proposed registration, and such notice shall offer such Holders the opportunity to include in such Piggyback Registration Statement such number of Registrable Securities as each such Holder may request. Each Piggyback Notice shall specify, at a minimum, the number and type of securities proposed to be registered, the proposed date of filing of such Piggyback Registration Statement with the Commission, the proposed means of distribution, the proposed Primary Managing Underwriter and other underwriters (if any and if known) and a good faith estimate by the Company of the proposed minimum offering price of such securities. Each such Holder shall make such request in writing to the Company (including by electronic mail) within five (5) business days (or one (1) business day in connection with any overnight or bought Underwritten Offering) after the receipt of any such Piggyback Notice, which request shall specify the number of Registrable Securities intended to be disposed of by such Holder, and, subject to the terms and conditions of this Agreement, the Company shall use its commercially reasonable efforts to include in such Piggyback Registration Statement all Registrable Securities held by such Holders; provided, that if, at any time after giving written notice of its intention to commence a Piggyback Registration Statement, the Company shall determine for any reason not to commence such Piggyback Registration Statement, the Company may, at its election, give written notice of such determination within five (5) business days thereof to each Holder of Registrable Securities and, thereupon, shall not be obligated to register any Registrable Securities in connection with such Piggyback Registration Statement (but shall nevertheless pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Holders of Registrable Securities that a registration be effected under Section 2.01 or Section 2.02.

(b) Selection of Primary Managing Underwriter. In connection with any Underwritten Offering under this Section 2.03, the Primary Managing Underwriter shall be selected by the Company, which Primary Managing Underwriter shall be reasonably acceptable to the Selling Holders.

(c) Priority. If in connection with an Underwritten Offering pursuant to this Section 2.03, the Primary Managing Underwriter shall advise the Company that, in its reasonable opinion, the number of securities requested and otherwise proposed to be included in such Underwritten Offering, including pursuant to the Preferred Stock Registration Rights Agreement or the EF Registration Rights Agreement or the Leucadia Registration Rights Agreement, exceeds the number that can be sold in such offering without having an Adverse Effect, then the Company shall include in such Underwritten Offering the number of Registrable Securities that such Primary Managing Underwriter advises the Company can be sold without having such Adverse Effect, with such number to be allocated (i) first, to the Company, (ii) second, to the Selling Holders, as defined in and pursuant to the Leucadia Registration Rights Agreement, to the Selling Holders, as defined in and pursuant to the Preferred Stock Registration Rights Agreement and to the Selling Holders hereunder, pro rata based on the relative number of Registrable Securities (as defined herein or in the Leucadia Registration Rights Agreement or the Preferred Stock Registration Rights Agreement, as applicable) proposed to be offered and sold by such Selling Holders, and (iii) thereafter, to any holders of registration rights; and fourth, second, and if any, the number of included Registrable Securities that, in the opinion of such Primary Managing Underwriter, can be sold without having such Adverse Effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Underwritten Offering based on the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner).

Section 2.04 Sale Procedures. In connection with its obligations under this Article II, the Company will, as expeditiously as possible:

(a) prepare and file with the Commission such amendments and supplements to any Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b) if a prospectus supplement, offering memorandum or similar marketing document will be used in connection with the marketing of a Secondary Offering and the Secondary Managing Underwriter notifies the Company in writing that, in the sole judgment of such Secondary Managing Underwriter, inclusion of detailed information in such prospectus supplement is of material importance to the success of such offering, the Company shall use its commercially reasonable efforts to include such information in such prospectus supplement, offering memorandum or similar marketing document;

(c) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing any Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Registration Statement or supplement or amendment thereto or use of a similar marketing instrument, and (ii) such number of copies of the Registration Statement and the prospectus included therein and any supplements and amendments thereto or similar marketing instrument as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Registration Statement;

(d) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of a Secondary Offering, the Secondary Managing Underwriter, shall reasonably request; provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

(e) promptly notify each Selling Holder and, if applicable, any Secondary Managing Underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (i) the filing of the Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Registration Statement or any prospectus or prospectus supplement thereto;

(f) immediately notify each Selling Holder and, if applicable, any Secondary Managing Underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement or any post-effective amendment thereto, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g) upon a Selling Holder’s request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to any offering of Registrable Securities;

(h) in the case of an Underwritten Offering, including a Secondary Offering, furnish upon request, (i) an opinion of counsel for the Company dated the date of the closing under the underwriting agreement or purchase agreement, as applicable and (ii) a “comfort” letter, dated the pricing date of such offering (to the extent available) and a letter of like kind dated the date of the closing under the underwriting agreement or purchase agreement, as applicable, in each case, signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference into the applicable Registration Statement, and each of the opinion and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such Registration Statement (and the prospectus and any prospectus supplement included therein) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters or placement agents in public offerings or private placements, as applicable, of securities by the Company and such other matters as the Secondary Managing Underwriter or Selling Holders, as applicable, may reasonably request;

(i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j) make available to the appropriate representatives of the Selling Holders or the Secondary Managing Underwriter, if any, access to such information and Company personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act;

(k) cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;

(l) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of the Registrable Securities;

(m) provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the effective date of such Registration Statement; and

(n) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the Secondary Managing Underwriter, if any, in order to expedite or facilitate the disposition of the Registrable Securities.

Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (f) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.04 or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

Section 2.05 Cooperation by Holders. The Company shall have no obligation to include in a Registration Statement Registrable Securities of a Selling Holder who has failed to timely furnish such information that, in the opinion of counsel to the Company, is reasonably required in order for a registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.06 Expenses.

(a) Expenses. The Company will pay all reasonable Registration Expenses of any Registration Statement, any Underwritten Offering or any Secondary Offering, regardless of whether any sale of Registrable Securities is consummated. Each Selling Holder shall pay its pro rata shall of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. For the avoidance of doubt, each Selling Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (i) the number of Registrable Securities sold by such Selling Holder in connection with such sale by (ii) the aggregate number of Registrable Securities sold by all Selling Holders in connection with such sale.

(b) Certain Definitions. “Registration Expenses” means all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on any Registration Statement and the disposition of Registrable Securities covered thereby, including, without limitation, all registration, filing, securities exchange listing and securities exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes, any fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, any expenses of any “road shows.” “Selling Expenses” means all underwriting discounts and selling commissions or placement agency fees applicable to the sale of Registrable Securities, and all attorneys’ fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

Section 2.07 Indemnification.

(a) By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Holder participating therein, its directors, officers, employees and agents, and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees or agents, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder, director, officer, employee, agent or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in the Registration Statement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors, officers, employee and agents, and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings as such expenses are incurred; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, its directors, officers, employees and agents or such controlling Person in writing specifically for use in the Registration Statement, or prospectus or any amendment or supplement thereto, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such directors, officers, employees agents or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

(b) By Each Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Company and each other Holder, its directors, officers, employees and agents and each Person, if any, who controls the Company or such Holder within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Registration Statement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereto; provided, that no Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its ownership and title to the Registrable Shares and its intended method of distribution. The liability of each Selling Holder under this Section 2.07 shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.07. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.07 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party and further, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of such indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.

(d) Contribution. If the indemnification provided for in this Section 2.07 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall the Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.07 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.08 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.09 Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities granted to the Initial Holder by the Company under this Agreement may be transferred or assigned by the Initial Holder to one or more transferees or assignees of such Registrable Securities; provided, however, that (a) (i) such transferee or assignee is an Affiliate of such Holder, or (ii) upon such transfer or assignment, such transferee or assignee will hold at least 10% of the total issued and outstanding shares of Common Stock, (b) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee or assignee agrees to be bound by this Agreement.

Section 2.10 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder who, along with its Affiliates, holds at least five percent (5%) of the then-outstanding shares of Common Stock agrees to enter into a customary letter agreement with underwriters providing such Holder will not effect any public sale or distribution of the Registrable Securities during the 60 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the

Commission with respect to the pricing of an Underwritten Offering, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Company or the officers, directors or any other shareholder of the Company on whom a restriction is imposed; and (ii) the restrictions set forth in this Section 2.10 shall not apply to any Registrable Securities that are otherwise sold in connection with an Underwritten Offering pursuant to this Agreement.

ARTICLE III.

MISCELLANEOUS

Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by electronic mail, courier service or personal delivery:

(a) if to Battlecat:

Battlecat Oil & Gas

11391 Meadowglen Lane, Suite D

Houston, Texas 77082

Attention: Mark Lange

With a copy to:

Baker Botts L.L.P.

910 Louisiana St.

Houston, TX 77002

Attention: David Peterman

(b) if to a transferee of the Holders, to such Holder at the address provided pursuant to Section 2.09; and

(c) if to the Company:

Lonestar Resources US Inc.

600 Bailey Avenue, Suite 200

Fort Worth, TX 76107

Attention: Frank D. Bracken III, Chief Executive Officer

With a copy to:

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, TX 77002

Attention: David Miller

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via electronic mail; and when actually received, if sent by courier service or any other means.

Section 3.02 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03 Assignment of Rights. All or any portion of the rights and obligations of the Holders under this Agreement may be transferred or assigned by the Holders in accordance with Section 2.09 hereof.

Section 3.04 Recapitalization, Exchanges, Etc. Affecting the Registrable Securities. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, splits, recapitalizations, pro rata distributions and the like occurring after the date of this Agreement.

Section 3.05 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

Section 3.06 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.07 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.08 Governing Law. The laws of the State of Delaware shall govern this Agreement.

Section 3.09 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.10 Scope of Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11 Amendment. This Agreement may be amended only by means of a written amendment signed by both the Company and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.12 No Presumption. If any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.13 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.14 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Company and the Holders shall have any obligation hereunder and that, notwithstanding that one or more of the Holders may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Holders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Holders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Holders under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of the Holders hereunder.

Section 3.15 Independent Nature of Purchaser’s Obligations. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

Section 3.16 Interpretation. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by the Holders under this Agreement, such action shall be in the Holders’ sole discretion unless otherwise specified.

Section 3.17 Limitation on Subsequent Registration Rights. Except for the EF Registration Rights Agreement, the Preferred Stock Registration Rights Agreement and Leucadia Registration Rights Agreement, from and after the date hereof, the Company shall not enter into any agreement (excluding for the avoidance of doubt, the Preferred Stock Registration Rights Agreement) with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any Registration Statement on a basis other than expressly subordinate to the rights of, the Holders of Registrable Securities hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

INITIAL HOLDER

BATTLECAT OIL & GAS, LLC

By:	/s/ Kurt von Plonski
Name:	Kurt von Plonski
Title:	Co-Chief Executive Officer

Signature Page to Registration Rights Agreement

THE COMPANY

LONESTAR RESOURCES US INC.

By:	/s/ Frank D. Bracken III
Name:	Frank D. Bracken, III
Title:	Chief Executive Officer

Signature Page to Registration Rights Agreement